Exhibit 10.3

MEMORANDUM OF AGREEMENT

Dated:  3 June 2010

JADYN SHIPHOLDING CORP.
hereinafter called the Sellers, have agreed to sell, and
Baltic Trading Limited, 299 Park Avenue NY NY 20th Floor.
hereinafter called the Buyers, have agreed to buy

Name:  M/V HANDY WIND

Classification Society/Class:  American Bureau of Shipping

Built:  2009                                      By:  SPP SHIPBUILDING CO., LTD.

Flag:  Republic of Liberia            Place of Registration:  Monrovia

Call Sign:  A8SU8                           Grt/Nrt:  23,456/11,522

Register Number:  9450703

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.   Purchase Price US$ 33,250,000 (Thirty-three million two hundred and fifty thousand United States Dollars)

2.   Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within three (3) New York banking days after both parties have signed this agreement by fax/email exchange and all subjects are lifted.  This deposit shall be placed with the Sellers nominated bank in Monaco or Switzerland or London and held by them in a joint account for the Sellers or their nominee and the Buyers or their nominee, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding the said deposit shaft be borne equally by the Sellers and the Buyers.

3.   Payment

The balance Purchase Price shall be paid in full free of bank charges to the Sellers nominated bank in London or Monaco or Switzerland (non Eurozone) on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given.  The day on which the Notice of Readiness is given shall not be included for the purpose of counting the number of days in the preceding sentence.

4.   Inspections

The Buyers have waived their right to inspect the Vessel and the Class Records and have accepted same.  The Buyers have the right to inspect the Vessel and Class records but it does not constitute a subject to the sale, therefore this sale is outright and definite with delivery ‘asis’, subject only to the terms and conditions of this Agreement.

5.   Notices, time and place of delivery

a)
The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 15, 10, 5 and 3 days notice of the estimated time of arrival at the intended place of delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery,

b)
The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage free of cargo in Sellers’ option worldwide excluding areas prohibited by the United States of America’s, UN’s or EU’s laws and regulations in the Sellers’ option.

Expected time of delivery:  Between 15th June 2010 and 15th August 2010, a schedule to be mutually decided upon.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15th August 2010

c)
If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers or their brokers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof but excluding the requirement to give advance advice to Buyers of the expected readiness of the Vessel contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect however Buyers do not waive the right to receive applicable notices.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

The Sellers to keep the Buyers informed about the itinerary of the Vessel.

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.   Drydocking/Divers Inspection

The Sellers are not required to drydock the Vessel.  Sellers shall give Buyers 4 days notice of the intended place where the vessel will be available for underwater inspection subject to prompt availability, within 10 days of signing the MOAs. It is noted that the Buyers wish to take the vessel promptly. Notwithstanding anything in this clause, the Sellers shall not be held in default pursuant to clause 14 should the Buyers be unable to arrange and underwater diving inspection at a suitable port by the cancelling date.

The Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the vessel. In the event that the Buyers fail to declare their right of underwater inspection as hereinabove mentioned or non-attendance of their nominated divers within 24 (twenty four) hours after the vessel is ready in all respects for said underwater inspection, the Buyers shall be deemed to have waived such underwater inspection and the Sellers may tender Notice of Readiness in accordance with the provisions of this Agreement.

The Sellers shall at their cost make the Vessel available for such underwater inspection. The extent of the underwater inspection shall be in accordance with the Classification Society practices. If the conditions at the port of delivery are unsuitable for such underwater inspection, to be decided by Class, the Sellers shall make the vessel available at a suitable alternative place near to the delivery port. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s Classification Society, the Sellers are to pay for the cost of the underwater inspection and the Classification Society attendance, otherwise the Buyers are to pay for the cost of underwater inspection and the Classification Society attendance.

If damage affecting Classification Society is found but Classification Society do not require same to be until the next scheduled drydocking, the Buyers shall have to take delivery of the Vessel with such damage unrepaired. The Sellers shall pay the Buyers the direct cost of repairs required to repair said damage affecting Classification Society to the satisfaction of the Classification Society without condition/recommendation excluding tank cleaning, desluging, drydocking and general services expenses. The Buyers and the Sellers shall each approach a major shipyard in Asia (Dubai-China range) promptly to determine the direct cost of repairs based upon the repairs being carried out in Asia (Dubai-China range) excluding the costs of tank cleaning, deslugging, drydocking and general services expenses as mentioned above. The direct cost shall be based upon the arithmetic average of the quotations from the above (2) major shipyards and the amount to be paid shall be final and binding. The Sellers shall pay the Buyers as soon as possible but within 5 (five) running days after delivery of the Vessel.

If damage affecting Classification Society is found and Classification Society require same to be repaired immediately, then the Sellers shall drydock the Vessel and repair such damage to the satisfaction of the Classification Society without condition/recommendation at their cost and time in accordance with Clause 6 of this Agreement. During such drydocking, the Buyers have the right to have 2 (two) representatives attend at the Buyers sole risk and expenses and to paint the Vessel’s bottom and to carry out other minor works, subject to the Sellers’ approval which is not to be unreasonably withheld, without interference to the Sellers’ repair works but always excluding hot works, in drydock, against the Buyers signing the Sellers’ usual Letter of Indemnity and provided such attendance and painting does not interfere with the Sellers’ work. If the Sellers’ work is completed whilst the Buyers’ painting work is still in progress then delivery shall be in drydock.

If the vessel is required to be drydocked in accordance with the provisions hereof, notwithstanding Clause 5 hereof, the Vessel shall be delivered at the port of the dockyard and the cancelling date as per Clause 5 hereof shall be automatically extended to cover all the time for positioning to, waiting for, any carrying out the drydock and the repairs required by Classification Society but limited to a maximum of 30 (thirty) running days. The contents of Clause 5c will apply in that instance as well.

c)	If the Vessel is drydocked pursuant to Clause 6 b) above

(i)   the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. if such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii)   the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the

Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the vessel’s class*.

(iii)   the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)   the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)   the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**
If Sellers’ works are completed before Buyers’ works (if any), and if Buyers’ work will be completed before the expiration of the three (3) days notice of readiness, the Seller will shift the Vessel out of drydock to a place of delivery before the expiration of the three (3) day period.

If the Buyers accept delivery of the Vessel in drydock, the Sellers shall deliver to the Buyers at the time of closing evidence that the Sellers have satisfied their financial obligations to the drydock, shipyard or other similar facility, and to any subcontractors, and that such drydock, shipyard or other similar facility and subcontractors waive any and all right to detain, arrest or attach the Vessel for any financial obligation of the Sellers to such drydock, shipyard or other similar facility and subcontractors, including but not limited to tugboats engaged to assist the Vessel to depart from the drydock or shipyard or other similar facility.

For the avoidance of doubt, the vessel will not be delivered under this clause 6 at any port prohibited by the United States of America, the European Union or the United Nations.

7.   Spares/bunkers, etc,

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore excluding models. All spare parts and spare equipment including spare tail-end shaft(s)

and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores shall be included in the sale and be taken over by the Buyers without extra payment Provisions and bonds are property of crew and are to be taken over and paid for by the Buyers at a price to be agreed with Vessel’s Master and/or Chief Steward as representative of crew but if Buyers do not wish to take over and pay for such provisions and bonds then it shall be at Master’s discretion to remove same or leave on board free of charges to Buyers excluding bonded cigarettes which cannot be taken ashore by law.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): All items on hire such as but not limited to, Ashland Gas bottles and Videotel Library together with the officers’/masters’/crews’ personal effects, pressure/tempreture calibrators, breathing air compressor, freon recovery uits, computers, spos, portable cargo holds cleaning equipment sass (contracted) are excluded. Tempus system. Further items will be advised.

The Buyers shall take over the remaining bunkers and unused/unbroach lubricating oils and grease in storage tanks and sealed drums and pay the Sellers’ net invoiced price (at port of last supply prior to delivery) against supporting invoices.  Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.   Documentation

The place of closing:  London or Piraeus (in Sellers option)

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, as described in any attached Addendum to this Agreement.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.  The vessel’s HSEQMS, PCSOPEP, SOPER, SSP, SSA, NTVRP, NTCAVCP, will be removed and no copies will be given to Buyers. Vessel’s CSR will remain on board following delivery under this Agreement. Original SMC and ISSC will be removed but the Buyers will have the right to take copies.

9.   Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.   Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.   Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over on asis  basis.  National/International trading certificates (namely safety construction, safety radio, safety equipment, loadline) valid at the time of delivery.  CSM up to date but extension acceptable.

*	At the time of delivery, the Vessel will be delivered in Class without recommendations affecting class.

12.   Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.   Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest at 10 percent per annum.  Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest at 10 percent per annum.

14.   Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in Clause 5b) the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in Clause 5b), the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.  Should the Sellers fail to give Notice of Readiness by the date stipulated in Clause 5b) or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.   Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense.  These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.   Arbitration

a)*
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

17)   The agreement is subject to the Buyers obtaining the necessary financing within three weeks of both Buyers and Sellers signing the MOA.

18)   The Vessel is subject to a Charter Party to Cargill. The Sellers agree to exercise their best endeavours to receive Charterers’ (“Cargill”) approval to transfer by novation or otherwise of the charter for the Vessel to the Buyers of the existing charter agreement with Cargill which to be attached to this agreement. The Vessel is chartered for 46/50 months (plus/minus 15 days) with hire payable 15 days in advance. The charter rate payable will be a direct pass through of the BHSI at 115% with the same settlement system per month of the last ten trading sessions which is the average thereof.

The following wording to be used in any novation agreement under the trading exclusions if same not already in the charterparty:  “Any country or area that is blacklisted by or to which the vessel is prohibited to trade by the U.N. and/or U.S.A and/or vessel’s flag state”

19)   As per the SHIPMAN 98, Shipmangement Agreement, it is agreed that Crew Management (Box 5), Technical Management (Box 6), Insurance Arrangements (Box 8) of the Vessel to remain with Metrostar Management Corp. and Commercial/financial and all corporate responsibilities to be with Buyers. Metrostar Management Corp. will document the scope of their Shipmanagement duties in individual Shipmanagement Agreements in SHIPMAN 98 form (as amended) for the Vessel. The parties to attach agreed SHIPMAN 98 Shipmangement Agreement to the MOA.

20)   Sellers will seek to obtain the assignment of shipyard warranties to buyers or failing that agree to act as agents on behalf of buyers in processing any warranty claims.

21)   This Agreement is to be kept strictly private and confidential save for any disclosure required by the securities laws of the United States of America.

FOR THE BUYERS	FOR THE SELLERS
/s/ John C. Wobensmith	/s/ Achilleas Stergiou
John C. Wobensmith President	Achilleas Stergiou President